Exhibit 99(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm and Legal Counsel" in the Statement of Additional Information and "Financial Highlights" in the Prospectus and to the use of our report dated February 20, 2006, in this Registration Statement (Form N-2 No. 811-21117) of UBS Credit & Recovery Fund, L.L.C.

/s/ Ernst & Young

New York, New York
November 29, 2006